                        RETENTION AND SEVERANCE AGREEMENT


         AGREEMENT made as of this 23rd day of May, 2000 by and between BETH POLISH, residing at 140 Riverside Drive, New York, New York 10024 (the "Employee"), and DREAMLIFE, INC., formerly known as GHS, Inc., a Delaware corporation, with its offices and principal place of business at 425 West 15th Street, New York, New York 10011 (the "Company"):

         WHEREAS, the Company, by corporate resolutions dated May 27, 1999 (collectively, the "Resolution"), resolved as follows:

         "RESOLVED, that Beth Polish, be, and she hereby is, granted options to purchase 300,000 shares of common stock of this corporation, at an exercise price of $4.50 per share, such options to be immediately exercisable subject to a restriction on sale of the underlining [SIC] stock until the earlier of the termination of her employment for any reason and the second anniversary of date hereof, to be exercisable for ten (10) years from the date hereof and to be subject to "cashless" and stock for stock exercise.

         RESOLVED, that the officers of this corporation be, and each hereby is, authorized, empowered, and directed, in the name and on behalf of this corporation, to execute and deliver to Beth Polish an instrument to represent the options referred to in the immediately preceding resolution embodying the terms set forth therein and such other terms and conditions as the officer executing such instrument shall, acting with the advice of counsel, deem necessary or appropriate, the execution thereof to be evidence of the authorization and approval thereof of this Board of Directors.

                                    * * *

         RESOLVED, that Beth Polish be hired, effective today, as President and Chief Operating Officer of this corporation upon the terms and provisions set forth in the proposed "Compensation/Employment

         Offer for Beth Polish" dated today, a copy of which has been presented to this Board of Directors.

         RESOLVED, that in furtherance of and not by way of limitation of the provisions of the preceding resolution, Beth Polish be, and she hereby is, granted options to purchase 1,000,000 shares of common stock of this corporation, of which (i) options to purchase 225,000 shares shall be exercisable at an exercise price of $9.00 per share commencing one
         (1) year from the date hereof, subject to accelerated vesting in the event her employment is terminated for any reason other than voluntary resignation or for cause, (ii) options to purchase 225,000 shares shall be exercisable at an exercise price of $9.00 per share commencing at the end of the two (2) years from the date hereof subject to accelerated vesting in the event her employment is terminated for any reason other than voluntary resignation or for cause, (iii) options to purchase 250,000 shares shall be exercisable at an exercise price of $10.00 per share in installments of options to purchase 20,833 shares vesting each month commencing with the first month following the second anniversary of date hereof, and (iv) options to purchase 300,000 shares shall be exercisable at an exercise price of $12.00 per share in installments of options to purchase 25,000 shares vesting each month commencing with the first month following the third anniversary of the date hereof, all such options to be exercisable for a period commencing on the date of vesting and ending ten (10) years from the date hereof, and to be subject to "cashless" and stock for stock exercise.

         RESOLVED, that the officers of this Corporation be, and each hereby is, authorized, empowered, and directed, in the name and on behalf of this corporation, to execute and deliver to Beth Polish such agreements and instruments, including an employment agreement and instrument to represent the options referred to in the preceding resolutions, embodying the terms of employment, including options, referred to in the preceding resolutions and such other terms and provisions as the officer executing such agreements and instruments shall, acting with the advice of counsel, deem necessary or appropriate, the execution thereof to be evidence of the authorization and approval of this Board of Directors." ;

and

         WHEREAS, pursuant to the Resolution, the Employee was hired as President and Chief Operating Officer of the Company, formally commencing her employment as such on May 27, 1999, upon the terms and conditions contained in the Resolution and the "Compensation/Employment Offer for Beth Polish," dated May 27, 1999 (the "Employment Offer"), referred to in the Resolution and attached to the Resolution and to this Retention and Severance Agreement as Appendix AA; and


         WHEREAS, the parties hereto acknowledge that in accordance with the Resolution, the Employee holds options to purchase 300,000 shares of the common stock of the Company (the "Founder's Options") at an exercise price of $4.50 per share pursuant to that certain Option Agreement dated December 9, 1999 and effective as of May 27, 1999, between the Company and the Employee (the "Founder's Option Agreement"); and

         WHEREAS, the parties hereto acknowledge that in accordance with the Resolution, the Employee holds options to purchase an aggregate of 1,000,000 shares of common stock of the Company (the "Employee Incentive Options") subject to vesting at various times and prices per share; and

         WHEREAS, the Employee was thereafter also empowered to assume and did assume the position of Acting Chief Executive Officer of the Company, in which position she has continued to function; and

         WHEREAS, in connection with her employment by the Company, the Employee committed to spearhead the launch of the Company's website and undertake other tasks consistent therewith; and

         WHEREAS, the parties have now agreed that the Employee shall continue to act in her said capacity and maintain a presence at the Company's offices until the earlier to occur of (i) May 31, 2000, and (ii) one week after the date upon which the Company or its duly constituted search committee shall have identified and hired an individual to serve as the Company's successor chief executive officer (the "Severance Date"); and

         WHEREAS, the Employee's continuing employment by the Company shall cease for all purposes (her "Severance") on the Severance Date; and

         WHEREAS, in consideration of the foregoing and the mutual execution of this Retention and Severance Agreement, the parties have agreed that the Employee's employment with the Company shall be deemed to have terminated for reasons other than voluntary resignation or for cause; and

         WHEREAS, the parties are now desirous of providing for the smooth and orderly transition of the functions for which the President, Chief Operating Officer and Acting Chief Executive Officer have been responsible, and to resolve in an amicable and definitive manner the parties' various rights and responsibilities growing out of the Employee's retention and Severance as heretofore outlined;

         NOW, THEREFORE, the parties intending to be legally bound, mutually agree as follows:

         1. THE EMPLOYEE'S CONTINUED EMPLOYMENT; PRESENCE AT THE COMPANY'S OFFICES; SEVERANCE OF EMPLOYMENT; CHARACTERIZATION OF SEVERANCE OF EMPLOYMENT; SEVERANCE BENEFITS; RIGHTS.

                 (a) In consideration of the Employee's execution of this Retention and Severance Agreement, the Employee shall be retained in her capacity as President, Chief Operating Officer and Acting Chief Executive Officer of the Company through the earlier of (i) May 31, 2000, and (ii) one week after the date upon which the Company or its duly constituted search committee shall have identified and hired an individual to serve as the Company's successor chief executive officer. In any event, assuming that the Employee has maintained a presence in the Company's offices and has continued to the extent reasonably requested of her under the circumstances of her retention, to act in the capacity set forth in this Paragraph 1(a), the Employee shall continue to be paid her base salary as defined in the Resolution and shall, regardless of the Severance Date, be deemed to have earned the bonus of $50,000.00 (the "Bonus Payment") referenced in the Employment Offer and shall be paid same on or before May 26, 2000.

                 (b) The Employee shall continue to maintain all of the indicia of her status as President, Chief Operating Officer and Acting Chief Executive Officer on the same terms and conditions as existed on and after May 27, 1999. As such, she shall be held out as and hold herself out as the Company's President and Acting Chief Executive Officer and shall maintain a presence at the Company's offices and make herself available to attend to Company business on reasonable notice subject to her discharge of other responsibilities of like magnitude or responsibility.

                 (c) In consideration of the Employee's execution of this Retention and Severance Agreement, the Company shall consider the Employee's termination of employment with the Company on the Severance Date to have occurred under circumstances and for reasons other than voluntary resignation or cause as those terms are used in the Founder's Option Agreement and the Company shall, accordingly, provide to the Employee, the following: (i) immediate vesting of Employee Incentive Options to purchase 450,000 shares of the common stock of the Company (the "Vested Options"), each exercisable at an exercise price of $9.00 per share, such options to be exercisable for a period commencing on the Severance Date and ending on May 26, 2009, subject to "cashless" and stock for stock exercise and (ii) a severance payment (the "Severance Payment") in the amount of $300,000.00. An Option Agreement (the "Incentive Option Agreement") evidencing the Vested Options shall be tendered within seven (7) days of the date of execution of this Retention and Severance Agreement. The Severance Payment shall be made to the Employee in twenty-four (24) equal semi-monthly installments commencing on the earlier of the first regular payroll after May 26, 2000 or June 1, 2000, PROVIDED, however, that should the Severance Date occur before May 26, 2000, the first installment payment shall be made on the Company's first regular payroll date thereafter. Anything contained in this Paragraph 1(c) to the contrary notwithstanding, the parties acknowledge and agree that half of the Vested Options will vest or would have vested under the terms of the Resolution on May 27, 2000 regardless of the circumstances under which the Employee's Severance is deemed to occur.

                 (d) The Company hereby agrees to use its commercially reasonable best efforts to (i) file a registration statement on Form S-8 (or any successor or other appropriate form)

(the "Registration Statement") with respect to the shares of common stock subject to the Incentive Option Agreement on a date that is within 30 days of the date hereof, (ii) have the Registration Statement declared effective, and
(iii) thereafter maintain the effectiveness of the Registration Statement until such time as all of the shares under the Incentive Option Agreement covered thereby have been transferred by the Employee, or if the Employee transfers to a person who is eligible to sell under the Registration Statement, by such person (including any "family member" (as defined in Section 1.(a)(5) of General Instruction A to Form S-8)) or are otherwise eligible for sale under Rule 144 promulgated under the Securities Act of 1933. In addition, the Company hereby agrees to use its commercially reasonable best efforts to have the common stock subject to the Incentive Option Agreement listed on any stock exchange upon which the common stock of the Company is then traded, and to register or qualify the common stock subject to the Incentive Option Agreement under the securities or blue sky laws of such jurisdictions as the Employee shall reasonably request; PROVIDED, HOWEVER, that the Company will not be required to be listed on an exchange or quotation medium, qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this provision.

                 (e) The Bonus Payment, the Severance Payment and the additional base salary paid to the Employee hereunder shall all be net of necessary withholding and deductions including those for federal, state and local taxes.

                 (f) The Company acknowledges that nothing contained in this Retention and Severance Agreement or in connection with the Employee's Severance shall affect the

Employee's rights under the Founder's Option Agreement which shall remain in full force and effect in accordance with its terms.

         2. CONTINUATION OF EMOLUMENTS OF EMPLOYMENT; ENTITLEMENT TO CONTINUATION COVERAGE UNDER APPLICABLE LAW.

                 (a) Until the Severance Date, the Employee shall continue to receive all emoluments associated with her employment with the Company, including, without limitation, coverage under the Company's group health and hospitalization insurance plan, participation in the Company's 401(k) Deferred Compensation Plan, vacation entitlement and all other benefits to which she was entitled prior to her issuance of the Notice.

                 (b) On or within fourteen (14) days after the Severance Date, the Employee shall receive written notice as required by applicable law regarding her right to elect to continue coverage under the Company's group health and hospitalization insurance plan at the Company's group rates therefor, and nothing in this Agreement is intended in any way to modify, alter or supersede the Employee's said statutory rights.

         3.       RELEASES

                 (a) In consideration of the promises described herein as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to the Company to enter into this Agreement, the Employee knowingly and voluntarily release, acquit and forever discharge the Company, the Company's present and former stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, subsidiaries, affiliates, and all persons acting by, thorough, under or in concert with any of them

(hereinafter collectively referred to as the "Releasees"), from any and all claims of any nature whatsoever, known or unknown, which exist, have existed or may arise from any matter arising out of or in any way related to Employee's relationship, including her employment, with the Company (collectively, "Claims"), that the Employee, her heirs, executors, administrators, successors and assigns ever had, now have or at any time hereafter may have, own or hold against each of or any of the Releasees.

                 (b) For and in consideration of the Employee's agreements hereunder, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to the Employee to enter into this Agreement, the Company knowingly and voluntarily releases, acquits and forever discharges the Employee, her heirs, executors, administrators, successors and assigns from any and all Claims that the Company ever had, now has or at any time hereafter may have, own or hold against her.

                 (c) The Releases described above shall include and apply to any rights and/or claims (i) arising under any contract, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any political subdivision thereof, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like;
(iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (v) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief. These releases are not intended to cover enforcement of this Agreement or the Employee's rights to indemnification under applicable law and the Employer affirms that the Employee will remain indemnified, as may be the case under applicable law and existing insurance policies for conduct occurring prior to the Severance Date and in the scope of the Employee's employment or performance as an officer of the Company.

         4.       TRANSITION; EMPLOYEE'S COOPERATION.

                  In order to assist the Company in effecting an orderly and efficient transition of management to the Employee's successor, the Employee shall remain available during normal business hours for a period of one (1) week after the Company has identified the Employee's successor for all reasonable purposes associated with such transition. Thereafter, for a period of thirty
(30) days, the Employee shall make herself available upon reasonable request made of her by authorized representatives of the Company to provide telephonic or other assistance to the Company, provided that should the Employee incur any expenses in connection with her cooperation hereunder, she shall be reimbursed therefor in accordance with the Company's normal practices.

         5.       NON-SOLICITATION OF COMPANY EMPLOYEES.

                  While employed at the Company and for a period of one (1) year after the Severance Date, Employee will not, directly or indirectly, solicit, recruit or hire any employee of the Company to work for a third party other than the Company (with the exception of Tina Block and/or Kurt Tietjen) or engage in any activity that would cause any employee to violate any agreement with the Company.

         6.       NON-SOLICITATION OF COMPANY CUSTOMERS AND SUPPLIERS.

                  While employed by the Company and for a period of one (1) year after the Severance Date, Employee will not, directly or indirectly, affirmatively solicit, entice or induce any Customer, Supplier or Content Provider (all as defined below) to terminate their relationship with the Company. Further, while employed by the Company and for a period of (1) year after termination of Employee's employment for any reason, Employee will not directly or indirectly, affirmatively solicit, entice or induce any Content Provider to become a Content Provider of any other person or entity engaged in a comparable spectrum of on-line self-improvement programming with the Company and Employee will not assist any person or entity in taking any such action. For purposes of this Agreement, (x) a "Customer" of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination or within three (3) months prior thereto, shall be or shall have been a customer, distributor or agent of the Company or shall be or shall have been contacted by the Company for the purpose of soliciting it to become a customer, distributor or agent of the Company, and (y) a "Supplier" of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination or within three (3) months prior thereto, shall be or shall have been a supplier, vendor, manufacturer or developer for any product or significant component, design or software used in any product or service of the Company, (z) a "Content Provider" of the Company shall be any person, corporation, partnership, trust, division, business unit, department or agency which at the time of termination or three (3) months prior thereto shall have provided content to the Company's website. In the case of an entity with multiple divisions, departments or business units, a determination shall be made in good faith by the Board of Directors as to whether the entire entity or a specific division, department or unit is a Customer based on the nature of the relationship between the Company and the Customer.

         7. USE OF CONFIDENTIAL INFORMATION. During the course of Employee's employment with the Company, Employee gained access to or knowledge of, or work on the development or creation of Confidential Information (as hereinafter defined). Employee hereby agrees that she will not at any time, whether during or after the termination of her employment, reveal to any person or entity any Confidential Information of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing her duties as an employee of the Company, and Employee shall keep secret all Confidential Information and shall not use or attempt to use any such information in any manner, except as may be required in the ordinary course of performing her duties as an employee of the Company.

         8.       DEFINITION OF CONFIDENTIAL INFORMATION

                  As used herein, the term "Confidential Information" shall mean all trade secrets and confidential and proprietary information relating to the Company, including, without limitation: (i) supplier and customer lists, supplier and customer-specific information, user lists, vendor lists and content provider lists; (ii) planning data and selling and marketing strategies; (iii) product and process designs, formulas, processes, plans, drawings, concepts, techniques, systems, strategies, software programs and works of authorship; (iv) manufacturing and operating methods; (v) research and development data and materials, including those related to the research and development of products, materials or manufacturing and other processes; (vi) financial and accounting information, financial and accounting records, pricing information, projects, budgets, projections and forecasts; (vii) all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, databases, algorithms, computer programs and other software, know-how, trade secrets, proprietary processes and formulae, inventions, trade dress, logos, design and all documentation and media constituting, describing or relating to the above; and (viii) other information with respect to the Company, which, if divulged to the Company's competitors, would impair the Company's ability to compete in the marketplace.

                  Confidential Information shall not include: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information known to Employee prior to her employment with the Company or (iv) information approved for release by written authorization of the Company.

                  In the event Employee becomes legally compelled to disclose Confidential Information pursuant to a subpoena, summons, order or other judicial or governmental process, Polish shall provide the Company with prompt notice thereof so that the Company may seek a protective order or another appropriate remedy, or waive compliance with the relevant provisions of this agreement. In the event such a protective order or other remedy is not obtained, or that such a waiver is granted, Employee shall furnish only that portion of the Confidential Information that is legally required.


         9.       RETURN OF CONFIDENTIAL INFORMATION.

                  Employee hereby further acknowledges and agrees that during her employment she has not and shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. Employee further agrees that she shall not, after the termination of her employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of her employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

         10.      NON-DISPARAGEMENT.

                  The Employee and the Company expressly agree to refrain from uttering any disparaging remarks concerning the other or making any other statement, oral or written, which portrays the other in an unfavorable light or subjects it/her to scorn, obloquy or ridicule.

         11.      AGREED UPON PRESS STATEMENT.

                  On the date of the Agreement, the Company shall issue a press release regarding the Employee's Severance in the form annexed hereto as Appendix A. Should circumstances so warrant, the Employee and the Company may agree to amend, modify, or supplement such statement upon their mutual agreement in writing to do so, subject to the Company's disclosure obligations as a publicly held corporation.

         12.      CONFIDENTIALITY OF AGREEMENT TERMS.

                  The parties hereto acknowledge and agree that the terms and conditions of this Retention and Severance Agreement and any and all actions taken by the parties in accordance therewith are strictly confidential, subject to any disclosure requirements applicable to the Company as a publicly held corporation and, with the exception of the parties' attorneys and tax advisors and, in the case of the Employee, the Employee's immediate family, or as otherwise required by applicable law, shall not, either directly or indirectly, be disclosed, discussed or revealed to any other persons, entities or organizations whether within or outside the Company without the prior written approval of the party or parties concerning whom disclosure is contemplated.

         13.      ARBITRATION.

                  (a) To the extent that either party seeks to enforce any of the provisions of this Retention and Severance Agreement, the same shall occur through arbitration under the auspices of the American Arbitration Association, venued in New York City, New York, utilizing the National Rules for the Resolution of Employment Disputes, before a single arbitrator who shall be a retired federal judge. The cost of any such arbitration proceedings, including, administrative and arbitrator's fees shall be borne equally by the parties with each party to bear her/its own attorneys' fees unless and to the extent the arbitrator shall include an award of reasonable attorneys' fees or the payment of a party's share of administrative and arbitrator's fees as part of an award hereunder, it being specifically understood that an award which includes payment of administrative, arbitrator's or reasonable attorneys' fees shall be permissible hereunder.

                  (b) To the extent that arbitration is demanded with respect to the making of any payment contemplated hereunder or with respect to the tender of the Incentive Option Agreement, any such payment or Incentive Option Agreement shall be deposited in escrow in accordance with the parties' Escrow Agreement, a copy of which is incorporated by reference herein and appended hereto as Appendix B.

         14.      CHOICE OF LAW.

                  This Retention and Severance Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         15.      HEADINGS.

                  The headings in this Retention and Severance Agreement are used for ease of reference only and may not be used as aides in interpreting this Retention and Severance Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Retention and Severance Agreement to be executed.

BETH POLISH                        DREAMLIFE, INC.


By: /S/ BETH POLISH                By:/S/ PHILICIA G. LEVINSON
--------------------               ----------------------------
                                    Chief Financial Officer

Date Signed:  5/23/00               Date Signed: 5/23/00
            ------------                         ---------